Exhibit (a)(4)

CERTIFICATE OF TRUST
of

Eagle Point Income Company

(a Delaware Statutory Trust)

This Certificate of Trust of Eagle Point Income Company (the “Trust”), dated as of August 20, 2026 is being duly executed and filed on behalf of the Trust by the undersigned, as the Trustees, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.            NAME. The name of the statutory trust formed by this Certificate of Trust is Eagle Point Income Company.

2.             REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3.             EFFECTIVE DATE. This Certificate shall be effective on August 24, 2026 at 12:01 a.m. Eastern Standard Time.

4.             REGISTERED INVESTMENT COMPANY. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended, upon the effective date and time of this Certificate.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Scott W. Appleby, not in his individual capacity but as Trustee
/s/ Scott W. Appleby

Kevin F. McDonald, not in his individual capacity but as Trustee
/s/ Kevin F. McDonald

Paul E. Tramontano, not in his individual capacity but as Trustee
/s/ Paul E. Tramontano

Jeffrey L. Weiss, not in his individual capacity but as Trustee
/s/ Jeffrey L. Weiss

Thomas P. Majewski, not in his individual capacity but as Trustee
/s/ Thomas P. Majewski

James R. Matthews, not in his individual capacity but as Trustee
/s/ James R. Matthews